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Exhibit 3.1 Articles of Amendment to Articles of Incorporation

                              ARTICLES OF AMENDMENT

                                       TO

                            ARTICLES OF INCORPORATION

                                       OF

                            INGEN TECHNOLOGIES, INC.


Pursuant to the provisions of the Georgia Business Corporation Code, the undersigned corporation hereby amends its Articles of Incorporation, as amended and restated (the "Articles of Incorporation"), and for that purpose, submits the following statement:

1. The name of the corporation is: INGEN TECHNOLOGIES, INC.

2. The articles of incorporation are amended as follows:

         Article 3.1(a) of the Articles of Incorporation is amended as follows:

         "3.1     The corporation has the authority to issue not more than:

                  (a) THREE BILLION FIVE HUNDRED MILLION (3,500,000,000) SHARES OF COMMON STOCK OF NO PAR VALUE PER SHARE (THE "COMMON STOCK"); and"

3. The date of adoption of each amendment by the stockholders was September 22, 2009.

4. The amendment was duly approved by the shareholders in accordance with the provisions of Code Section 14-2-1003.

Date: September 25, 2009
                                               INGEN TECHNOLOGIES, INC.

                                               /s/ Scott R. Sand
                                               -----------------------
                                               Scott R. Sand, CEO & Chairman